Exhibit 3

6 August 2004

Manager Companies

Company Announcements Office

Australian Stock Exchange Limited

Level 4, Stock Exchange Centre

20 Bridge Street

SYDNEY NSW 2000

Dear Sir,

RE: Rinker Fact Sheet for distribution to potential US investors

We attach below a .pdf version of a Fact Sheet that we are making available at the Atlantic City Money Show on August 5-7 (US time). The Fact Sheet only contains data that is already in the public domain. Data is in US currency and the Fact Sheet is for distribution in the US only (as noted on the front page).

Yours sincerely

/s/ P B Abraham

P B Abraham
Company Secretary

Rinker Group Limited ABN 53 003 433 118

Corporate Affairs and Investor Relations

Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515

Telephone (02) 9412 6600 Facsimile (02) 9412 6666 E-mail investorrelations@rinker.com.au

FACT SHEET*

Rinker Group Limited (Rinker) is a focused international heavy building materials company – one of the world’s top 10. The Rinker group has operations in the US, Australia and China.

The Rinker group supplies aggregate, cement, premix concrete, concrete block, asphalt, concrete pipe and products, and other building materials to 34,000 valued customers.

•                  Around 80% of group earnings come from Rinker’s US subsidiary, Rinker Materials Corporation, which:

•                  is number one or two in most of its markets, with strong regional positions – especially in Florida and Arizona, and

•                  has a proven record of growth via successful acquisitions and by continually improving the base business

•                  Rinker’s Australian subsidiary, Readymix Holdings Pty Ltd (Readymix) is one of the top three Australian heavy building materials groups, with operations in every state and major city

Rinker group companies employ around 14,000 people. The group was established following the demerger of the heavy building materials businesses of CSR Limited in March 2003. Rinker is listed on the Australian Stock Exchange and on the New York Stock Exchange. Sales revenue is over US$3.7 billion and market capitalisation is over US$5 billion.

MARKET FACTS

NYSE: RIN

ASX: RIN

CUSIP: 76687M101

52 week price range to 23 July 04

Amercian Depositary Receipts (ADRs) on New York Stock Exchange (NYSE) (listed 28 Oct 2003)

High US$61.41 (20 July 2004)

Low US$42.35 (28 Nov 2003)

(1 ADR = 10 ordinary shares)

Ordinary Shares listed on Australian Stock Exchange (ASX)

High A$8.51 (20 July 2004)

Low A$5.08 (25 July 2003)

Market Cap

US$5.5b or A$7.7b (as at 23 July 2004)

Shares outstanding 943.4m

100% free-float

Fiscal year end March 31 (YEM)

OPERATING PLANTS	TOTAL	RINKER MATERIALS	READYMIX AUSTRALIA	READYMIX CHINA	PRODUCTION/YEAR
WHOLLY OWNED PLANTS
Premix concrete	388	141	243	4	22.8m cubic yards
Quarries and sand mines	178	93	85		122.5 million tons
Asphalt and road surfacing	20	20			4.4 million tons
Concrete pipe and products	68	51	17		3.7 million tons
Concrete blocks	23	23			159 million units
Prestress	9	9			0.4 million tons
Polypipe	6	6
Cement mills and terminals	4	4			4 million tons[b]
Other[a]	47	47
JOINTLY OWNED PLANTS
Asphalt and road surfacing	29		29		1.6 million tons[c]
Cement mills and terminals	11		11		3.7 million tons[c]
Steel fabrication	1	1
TOTAL	784	395	385	4

(a)     Includes 44 gypsum and aggregate distribution centres

(b)    Includes cement imports

(c)     Includes total joint venture production

— Rinker US$	— Martin Marietta
— Florida Rock	Vulcan Materials

US$1,000 invested in Rinker shares (excluding dividends) on 31 March 2003 was worth US$1,937 on 12 July 2004. The values of initial US$1,000 in various peers are shown

*                                         Information on this Fact Sheet is shown in US dollars and is intended for distribution in the US only

RECONCILIATION OF MANAGEMENT MEASURES – The following management measures, used elsewhere in this document, are not defined under Australian Generally Accepted Accounting Principles (GAAP). Although we believe they enhance the understanding of our performance, they should not be used as an alternative to GAAP measures. Reconciliations of these measures to the nearest GAAP measures are presented below.

EBITDA – EBIT before Depreciation and Amortization (DA). EBIT represents Profit on ordinary activities before finance and income tax expense.

RETURN ON FUNDS EMPLOYED (ROFE) – prior 12 months’ EBIT divided by end of period funds employed (FE).

US$ MILLION	EBITDA	DA	EBIT	FE	ROFE
YEM04	726.9	234.2	492.7	2887.8	17.1%
YEM03	604.4	210.6	393.8	2748.6	14.3%

EARNINGS PER SHARE – net profit attributable to members pre goodwill amortization divided by the weighted average number of shares outstanding.

RETURN ON EQUITY (ROE) – prior 12 months’ Net profit attributable to members pre goodwill amortization divided by the equity attributable to members

US$ MILLION	YEM04	YEM03
Net profit attributable to members of Rinker	295.6	215.7
Goodwill amortization	50.8	41.7
Net profit attributable to members pre goodwill amortization	346.4	257.4
Weighted average number of shares outstanding (million)	944.9	944.7
Earnings per share pre goodwill amortization (cents)	36.7	27.2
Equity attributable to members of Rinker	2275.7	1874.0
ROE pre goodwill amortization	15.2%	13.6%

NET DEBT AND GEARING/LEVERAGE – Net debt represents current and non-current interest-bearing liabilities less cash assets.

US$ MILLION	YEM04	YEM03
Current interest-bearing liabilities	17.4	161.7
Long term interest-bearing liabilities	912.4	1,051.5
Less: cash assets	(328.5)	(264.3)
Net debt	601.3	948.9
Equity	2,280.6	1,884.2
Gearing (net debt/equity)	26.4%	50.4%
Gearing (net debt/net debt plus equity)	20.9%	33.5%

RETURN ON NET ASSETS (RONA) – Net profit attributable to members pre goodwill amortization, divided by net assets. Net assets for this comparison includes Property, plant & equipment (PP&E), Cash, Receivables, Inventories and Payables

US$ MILLION	PP&E	CASH	RECEIVABLES	INVENTORIES	PAYABLES	RONA NET ASSETS	NET PROFIT PRE GOODWILL	RONA
YEM04	1715.7	328.5	532.7	263.9	(459.8)	2381.0	346.4	14.5%
YEM03	1601.7	264.3	471.8	233.2	(366.5)	2204.5	257.4	11.7%

All financial information for 2003 and before is based on unaudited pro forma financial information.

STRATEGY

Delivering shareholder value through value-adding growth and improving the performance of the base business

• Achieve the #1 or #2 market position in regional markets

• Continue value-adding growth through acquisitions

• Overall cost leadership

• Continued performance improvement – a high performance culture and benchmarking vs. peers

• Talented people with a high performance ethic

• A safe workplace

Ongoing value-adding growth: US$1.7 billion invested in 34 acquisitions since 1998

• Growth must be value-adding: bolt-on acquisitions earning cost of capital usually within first full year after purchase

• Strong market positions focus on high population-growth US states, including the west.

• Aggregates focus; vertical integration (concrete, cement, asphalt) if appropriate in selected markets

• High level of due diligence pre-acquisition; stringent post-acquisition management and integration plans

• Strong cash flows provide basis for ongoing future growth with projected average spend around US$200m a year. Spend will be   lumpy as it depends on the timing and availability of value-adding acquisitions

Strategically located in high growth US states

• Rinker Materials’ operations are strategically located in many of the highest population growth states in the US

• Around 80% of Rinker Materials’ EBIT is generated from nine of the top ten US. states for average annual population growth (1990-2003)

• Rinker Materials’ operations are also in US states that have benefited from significant increases in federally funded infrastructure spending on roads, highways and bridges

PERFORMANCE HIGHLIGHTS

Rinker has experienced strong and consistent growth

MILLIONS OF DOLLARS UNLESS STATED YEAR END 31 MARCH	US$ 2004	US$ 2003
OPERATING RESULTS
Trading revenue	3,706	2,956
Earnings before interest and tax (EBIT)	492.7	393.8
Earnings before interest, tax, depreciation and amortization (EBITDA)	726.9	604.4
Net profit attributable to members	295.6	215.7
SHARES
Earnings per share [cents]	31.3	22.8
EPS prior to goodwill amortization [cents]	36.7	27.2
RATIOS
EBIT/trading revenue [%]	13.3	13.3
EBITDA/trading revenue [%]	19.6	20.5
CASH FLOWS
Net cash flow from operating activities	660.6	514.3
Purchases of property plant and equipment	224.4	129.2
FINANCIAL POSITION
Gearing
Net debt to equity [%]	26.4	50.4
Net debt to net debt plus equity [%]	20.9	33.5
KEY MEASURES
Return on funds employed [%]	17.1	14.3
ROE prior to goodwill amortization [%]	15.2	13.6

TOP QUARTILE PERFORMANCE

Rinker performs strongly against industry peers

Compound annual growth rate over 5 years to Dec 03, except Rinker (Mar 04), Florida Rock (Sep 03), and Texas Industries (May 03). Source: Rinker research. Rinker data based on pro-forma accounts prior to YEM04

RONA represents PAT (excluding goodwill amortisation) divided by net assets, based on the last reported financial year end up to 31 Mar 04. For this comparison, net assets represents PP&E, cash, receivables, inventories and payables.

Source: Bloomberg, company accounts and Rinker research

Source: Bloomberg, company accounts and Rinker Research. Based on last financial year up to year ended 31 March 04

This Fact Sheet contains a number of forward-looking statements. Such forward-looking statements are not guarantees of future results or performance and involve risks, uncertainties and other factors, including: the general economic and business conditions in the United States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and development; Rinker’s ability to efficiently and potential changes to, governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs, pension costs; healthcare costs; and other risks and uncertainties identified in our filings with the Australian Stock Exchange and the U.S. Securities and Exchange Commission

Compound annual growth rate over 5 years to Dec 03, except

Rinker (Mar 04), Florida Rock (Sep 03), and Texas Industries (May 03). Source: Rinker research. Rinker data based on pro-forma accounts prior to YEM04

Source: Bloomberg, company accounts and Rinker research. Excludes amortisation of goodwill. Based on last financial year up to year ended 31 March 04

RINKER GROUP LIMITED

ABN 53 003 433 118

REGISTERED OFFICE

Level 8, Tower B, 799 Pacific Highway

Chatswood  NSW 2067 Australia

Telephone  +61 2 9412 6600

WEBSITE ADDRESS

www.rinkergroup.com

INVESTOR ENQUIRIES

Telephone  +61 2 9412 6608

investorrelations@rinker.com.au

SHARE REGISTRY

Computershare Investor Services Pty Limited

Level 3, 60 Carrington Street

Sydney  NSW 2000  Australia

Telephone  +61 3 9415 4086

web.queries@computershare.com.au

AMERICAN DEPOSITARY RECEIPTS

Inquiries: J P Morgan Service Center,

PO Box 43013, Providence, RI 02940-3013 USA,

US Domestic toll free phone USA (800) 990 1135

adr@jpmorgan.com

International  +1 (781) 575 4328

Facsimile  +1 (781) 575 4082